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  THIS OPTION CERTIFICATE EVIDENCES A GRANT OF DEALERSHIP STOCK OPTIONS UNDER
    THE 1998 LIMITED DEALERSHIP STOCK OPTION PLAN OF AMERICREDIT CORP. TO
        THE OWNERS OR PRINCIPALS (OR THEIR DESIGNEES) OF THE FOLLOWING
                        DEALERSHIP OR DEALERSHIP GROUP:


                DEALER OR DEALER GROUP:
                     NUMBER OF OPTIONS:
                        EXERCISE PRICE:
                         DATE OF GRANT:
                      TERMINATION DATE:


THE OPTIONS EVIDENCED BY THIS CERTIFICATE ARE FULLY VESTED ON THE DATE OF GRANT. OPTIONS MAY BE EXERCISED IN ACCORDANCE WITH THE TERMS OF THE PLAN WHICH INCLUDE, BUT ARE NOT LIMITED TO, THE REQUIREMENT THAT DEALER ENROLLMENT DOCUMENTS BE COMPLETED AND RETURNED. FURTHER INFORMATION, INCLUDING A PROSPECTUS DESCRIBING THE PLAN IN DETAIL OR HOW TO EXERCISE OPTIONS, MAY BE OBTAINED BY CONTACTING AMERICREDIT'S STOCK OPTION ADMINISTRATOR AT (817)332-7000. THIS CERTIFICATE SHOULD BE RETAINED FOR YOUR RECORDS.